FARO Technologies, Inc. 250 Technology Park, Lake Mary, FL 32746 Tel: +1.407.333.9911 | Toll Free: 800.736.0234 Fax: +1.407.333.4181	Nasdaq: FARO www.FARO.com

June 27, 2023	Exhibit 10.1

VIA ELECTRONIC MAIL
Peter J. Lau

Re: Offer Letter
Dear Peter:
FARO Technologies, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described in this offer letter agreement (the “Agreement”).
1.Title; Position; Location. You will serve in a full-time capacity as the Company’s President & Chief Executive Officer. In this role, you will report to the Company’s Board of Directors (the “Board”) and will perform the duties and responsibilities customary for this position and such other related duties as are reasonably assigned by the Board. Your location would be Atlanta, Georgia initially and you would travel as necessary for the business. Any relocation would be discussed and mutually agreed between us.
2.Board Membership. You will be appointed to serve as a member of the Board effective as of your employment start date referenced in Section 15 below. Thereafter, at each annual meeting of the Company’s stockholders during the term of your employment while you’re serving as the Company’s President & Chief Executive Officer at which your term as a member of the Board has otherwise expired, the Company will nominate you to serve as a member of the Board. Your service as a member of the Board will be subject to any required stockholder approval. Upon the termination of your employment with the Company for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by you, as of the end of your employment with the Company and you, at the Board’s request, will execute any documents reasonably necessary to reflect your resignation(s).
3.Base Salary. Your initial annual base salary will be $600,000. Your base salary will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment from time to time by the Board or its Talent, Development & Compensation Committee (the “Committee”), as applicable, in its sole discretion.
4.Annual Bonus. You will be eligible for a target annual cash bonus opportunity equal to 100% of your annual base salary , subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion, and subject to your continued employment through the date that the bonus is paid to you. Such performance criteria will be shared with you. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you. For the year 2023, your annual bonus opportunity will be pro-rated based on your start date.
5.Equity Awards. Subject to the necessary Board or Committee approvals and the registration of the issuance of such equity with the Securities and Exchange Commission , you will receive a one-time new hire award of restricted stock units (“RSUs”) with a total target value

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of $4,400,000, which would be granted to you in accordance with the Company’s 2022 Equity Incentive Plan (“2022 Plan”) or through a separate inducement grant with terms generally consistent with the terms of the 2022 Plan. This one-time new hire award is comprised of an initial sign-on award with a target value of $2,200,000 and a first-year annual award with a target value of $2,200,000. This one-time new hire grant of all RSUs mentioned above will be comprised of a combination of performance and time-vesting RSUs, in a ratio of 60% and 40%, respectively. The number of all RSUs granted will be in an amount equal to the $4.4 million target value, divided by the market price of the Company’s common stock at the close of the market on the start date. One-third of the time-vesting RSUs will vest on each of the first, second and third anniversaries of the start date, subject to your continued service with the Company through each such date. 100% of the performance RSU grant will vest on the third anniversary of the start date, subject to your continued service with the company through such date and the performance to the predetermined performance criteria in the grant agreement. The RSUs will otherwise be governed by the terms and conditions of the 2022 Plan and applicable award agreements thereunder (or if determined by the Board and Committee, through an inducement grant generally consistent with the terms of the 2022 Plan).  The actual grant date is expected to occur in August and the pricing of such grant will relate to your start date.
You will be eligible to receive additional awards of stock options, restricted stock, restricted stock units, performance-based equity awards or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Your eligibility for the annual equity grant will start effective in 2024 subject to such grants being made by the Board or Committee during its normal cycle.
6. Signing Bonus. FARO will pay you a one-time signing bonus equal to $300,000, payable by the second pay date following your start date and subject to applicable income and employment taxes; provided that, you will be required to repay the net value of the Signing Bonus if you voluntarily resign from your employment within twelve (12) months of your start date or are terminated by the Company for cause within that same time period. For the purpose of this letter, “cause” shall mean (i) willful failure or refusal to perform your duties and responsibilities, (ii) misappropriation of funds or property of the Company, (iii) any misconduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or (iv) commission of a crime.
7. Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
FARO Technologies is concerned about the well-being of all its employees, therefore medical benefits are provided for which you are eligible on your first day of employment. Additionally, you are entitled to 23 days of Paid Time Off (PTO) annually granted on January 1st of each year. You are eligible for the prorated amount of 9 days of PTO for 2023.
8. Severance. The Board has approved your eligibility to participate in the Company’s Key Executive Change in Control and Severance Plan (the “Severance Plan”). The Severance Plan provides for severance payments and benefits upon certain qualifying terminations of your employment, subject to the terms and conditions of the Severance Plan. Attached as Exhibit C, please find the Participation Agreement for the Severance Plan.
9. Confidentiality and Indemnification Agreements. As an employee of the Company, you will continue to have access to certain confidential information of the Company and, during the course of your employment with the Company, you may develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you agree to sign and comply with the terms of the Company’s Intellectual Property and Confidentiality Agreement with the Non-competition and non-solicitation addendum attached as Exhibit A to this Agreement (the “Confidentiality Agreement”). Further, as an director and officer of the Company, you will enter into the Company’s Director & Officer Indemnification Agreement attached as Exhibit B (the “Indemnification Agreement”), which provides for, among other things, for you to be covered to the maximum extent under any Company director and officer insurance coverage.
10. At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
11. Taxes. The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any of its affiliates will have any responsibility, liability or obligation to pay your taxes arising from or relating to any payments or benefits under this Agreement. The payments and benefits under this Agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. Any taxable reimbursements payable to you under this Agreement will be paid, less applicable withholdings, only with respect to expenses incurred while you are employed with the Company, no later than the last day of your taxable year immediately following your taxable year in which the expense was incurred by you. No such amounts reimbursable to you in one taxable year of yours will affect the amounts reimbursable to you in another taxable year of yours. Annual bonuses (if any) will be paid no later than the fifteenth (15th) day of the third (3rd) month following the later of (x) the end of the Company’s fiscal year or (y) the end of the calendar year, in which the bonus is earned. Notwithstanding any contrary Agreement provision, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without your consent or the consent of any other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any payments or benefits under this Agreement. In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company, or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes imposed, or other costs incurred, as a result of Section 409A.

12. Additional Employment Provisions. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company hereunder. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Subject to the Company’s code of business conduct and ethics and other similar polices, with which you agree to continue to comply, nothing in this Agreement will prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere with your duties or obligations to the Company, including under the Confidentiality Agreement. You agree not to bring any third party confidential information to the Company, including that of any of your former employers, and that in performing your duties for the Company you will not in any way use any such information. As a Company employee, you will be expected to abide by the Company’s rules standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, rules, standards and regulations from time to time established by the Company. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’s Employee Handbook.
13. Clawback Policy. Notwithstanding any provisions to the contrary under this Agreement, any compensation provided by the Company to you will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under the Company’s compensation recoupment policy in effect as of the effective date thereof and any other compensation recoupment or clawback policy of the Company as may be established and/or amended from time to time, including, without limitation, to comply with the listing standards of any national securities exchange or association on which the Company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws (the “Clawback Policy”). The Company may require you to forfeit, return or reimburse the Company all or a portion of such compensation pursuant to the terms of a Clawback Policy or as necessary or appropriate to comply with applicable laws. No other agreement or arrangement with the Company or any parent or subsidiary of the Company will supersede the Clawback Policy, including, without limitation, the Indemnification Agreement or other similar agreement or arrangement, and recovery of compensation under a Clawback Policy or otherwise will not constitute an event that triggers or contributes to any right of you to resign for “good reason” or “constructive termination” (or similar term) under this Agreement, the Severance Plan or any other agreement or arrangement with the Company or any parent or subsidiary of the Company.
14. Protected Activity Not Prohibited. Notwithstanding any contrary provision of the Agreement or the Confidentiality Agreement, nothing in this Agreement, or the Confidentiality Agreement will prohibit or impede you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission,

the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the Confidentiality Agreement or any other agreement between you and the Company or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidential Information Agreement”) to any parties other than the Governmental Entities. You further understand that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement or any Confidential Information Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. You understand and acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
15. Miscellaneous. This Agreement, together with the Severance Plan, Confidentiality Agreement and the Indemnification Agreement, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement will be governed by the laws of the State of Florida, without regard to conflicts of law provisions. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.
To accept the Company’s offer, please sign and date in the spaces indicated below and return this Agreement to me. A duplicate original is enclosed for your records. If you accept the offer, your first day of employment with the Company will be July 24, 2023 or such other date as mutually agreed (the “start date”). This offer of employment will automatically terminate if it is not accepted, signed and returned by June 29, 2023. This offer of employment is expressly conditioned on your acceptance and the terms and conditions referred to herein.
We look forward to your favorable reply and to working with you at FARO Technologies, Inc.

Sincerely,
FARO TECHNOLOGIES, INC.
By: /S/ Yuval Wasserman
Yuval Wasserman
Executive Chairman of the Board
Agreed to and accepted:
/s/ Peter J. Lau
Peter J. Lau
Dated: June 28, 2023